Exhibit 99.1

   Brookline Bancorp Announces 2004 Second Quarter Operating Results
       and Declaration of Per Share Regular Dividend of $0.085
                     and Extra Dividend of $0.20

    BROOKLINE, Mass.--(BUSINESS WIRE)--July 15, 2004--Brookline Bancorp, Inc. (the "Company") (NASDAQ:BRKL) announced today its earnings for the 2004 second quarter and approval by its Board of Directors of a regular quarterly dividend of $0.085 per share and an extra dividend of $0.20 per share payable on August 16, 2004 to stockholders of record on July 30, 2004.
    The Company earned $4,622,000, or $0.08 per share on a basic and diluted basis, in the 2004 second quarter compared to $6,687,000, or $0.12 per share on a basic and diluted basis, in the 2003 second quarter. The 2003 quarter included an after-tax credit of $2,727,000, or $0.05 per share, resulting from settlement of all disputes relating to the state tax treatment of the Company's real estate investment trust ("REIT") subsidiary for the years 1999 through 2002.
    Net income for the six months ended June 30, 2004 was $9,274,000, or $0.16 per share on a basic and diluted basis, compared to $6,539,000, or $0.11 per share on a basic and diluted basis, for the six months ended June 30, 2003. The 2003 period included an after-tax net charge to earnings of $2,788,000, or $0.05 per share, resulting from settlement of the REIT tax matter. The credit mentioned in the preceding paragraph is the difference between the liability recorded in the first quarter of 2003 and the amount of the settlement paid in the 2003 second quarter, net of related tax benefits.
    Excluding the credit resulting from the REIT tax matter, net income in the 2004 second quarter was $662,000, or 16.7%, higher than in the 2003 second quarter. The increase was attributable to improvement in net interest income ($1,265,000 after taxes), offset in part by a higher provision for loan losses ($204 after taxes) and the expense of restricted stock awards ($396,000 after taxes).
    The 20.3% increase in net interest income from $10,712,000 in the 2003 second quarter to $12,887,000 in the 2004 second quarter resulted from a $166 million, or 11.8%, growth in interest-earning assets and an increase in the average rate earned on those assets from 4.38% to 4.55%. Asset growth came from the indirect automobile loan portfolio which increased by $247 million in average balances outstanding between the two quarterly periods. Total indirect automobile loans outstanding were $313 million at June 30, 2004. Offsetting part of this growth was a $92 million reduction in average balances invested in debt securities and short-term investments. This shift in the mix of earning assets was part of the reason for the improvement in the average rate earned, as yields on loans generally exceed yields on investments.
    As we have reported in previous quarterly communications, the interest rate environment of the past two years has been the lowest in over forty years. As a result, asset yields have declined steadily. Since a high percent of the Company's assets (38% in the 2004 second quarter) were funded by stockholders' equity for which there is no charge for interest expense, declining rates caused a greater reduction in interest income from lower asset yields than the reduction in interest expense from lower rates paid on deposits and borrowed funds. On June 30, 2004, the Federal Reserve increased the federal funds rate for overnight borrowings between banks for the first time since May 16, 2000 from 1.00% to 1.25%. From May 2000 through June 2004, the federal funds rate had declined from 6.50% to 1.00%; it remained at 1.00% since June 25, 2003. While rising interest rates would likely have a positive impact on the Company's net interest income and net interest margin, future trends in interest rates are dependent on many factors.
    In a declining low interest rate environment, not only are new loans originated and investments purchased at lower yields, but existing higher yielding loans and investments secured by mortgage loans are subject to prepayment before scheduled maturities. Prepayment of higher yielding assets in a declining interest rate environment can have a detrimental effect on net interest income. The Company experienced such an effect during the past two years. Unprecedented prepayment of loans underlying mortgage securities in which the Company had invested shortened the estimated life of the securities significantly, thus necessitating the accelerated expensing of part of the premiums paid to purchase the securities. Accelerated premium amortization caused by loan prepayments was $1,680,000 in the 2003 second quarter and $357,000 in the 2004 first quarter. In the 2004 second quarter, $232,000 was credited to income as subsiding prepayments extended the estimated remaining life of the securities.
    Mortgage loan payoffs generated prepayment fee income of $1,141,000 in the first half of 2004 ($278,000 in the second quarter) and $517,000 in the first half of 2003 ($339,000 in the second quarter). Prepayments also occurred in 2004 in the indirect automobile loan portfolio due in part to aggressive loan promotions by credit unions, banks and credit card issuers. When prepayments arise, the remainder of unamortized costs incurred in originating the loans must be expensed as a charge to interest income. Such charges amounted to $321,000 in the 2004 second quarter and $649,000 in the first half of 2004.
    The provision for loan losses increased from $360,000 in the 2003 second quarter to $711,000 in the 2004 second quarter and from $735,000 in the first half of 2003 to $1,041,000 in the first half of 2004 due primarily to growth of the indirect automobile loan portfolio. Non-performing assets, comprised of loans past due 90 days or more and repossessed assets, were insignificant ($322,000) at June 30, 2004. The allowance for loan losses was $16,962,000, or 1.44% of total loans outstanding, at that date.
    Securities gains were $381,000 and $181,000, respectively, in the 2004 and 2003 second quarters and $961,000 and $508,000, respectively, in the first half of 2004 and 2003. The expense for restricted stock awarded under the Company's 2003 recognition and retention plan amounted to $681,000 in the 2004 second quarter and $1,371,000 in the first half of 2004. Other non-interest expenses increased $284,000, or 6.2% in the 2004 second quarter compared to the 2003 second quarter and $1,302,000, or 14.9%, in the first half of 2004 compared to the first half of 2003 due primarily to operations related to the indirect automobile loan business, the opening of a new branch in the fall of 2003 and $375,000 of dividend equivalent rights payments in the first quarter of 2004.
    In approving an extra dividend of $0.20 per share in addition to the regular quarterly dividend of $0.085 per share, the Board of Directors considered a number of factors. The recent announcement to acquire Mystic Financial Inc., which is expected to be completed in January 2005, was not viewed to be of such a magnitude as to affect extra dividend payments. While it is the intent of the Board for the foreseeable future to authorize payment of an extra dividend semi-annually, the payment and magnitude of any future extra dividend will be considered in light of changing opportunities to deploy capital effectively, including the repurchase of stock, future income tax rates, expansion of the Company's business and general economic conditions.

    The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.




               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                   (In thousands except share data)

                                   June 30,    December 31,  June 30,
                                     2004          2003        2003
                                -------------------------------------
             ASSETS
             ------
Cash and due from banks         $      9,639 $     15,131 $   12,870
Short-term investments               118,748      127,572     90,841
Securities available for sale        276,489      287,952    342,964
Securities held to maturity
 (market value of $1,251, $1,381
  and $1,597, respectively)            1,222        1,343      1,548
Restricted equity securities          15,125       11,401      9,423
Loans, excluding money market
 loan participations               1,177,005    1,072,740    951,489
Money market loan participations       6,000        2,000          -
Allowance for loan losses            (16,962)     (16,195)   (15,811 )
                                 ------------------------------------
   Net loans                       1,166,043    1,058,545    935,678
                                 ------------------------------------
Other investment                       4,318        4,251      3,969
Accrued interest receivable            5,712        5,248      5,377
Bank premises and equipment, net       2,663        2,737      2,533
Deferred tax asset                     9,116        8,843      7,212
Prepaid income taxes                      12            -      1,376
Other assets                           1,131        1,011        417
                                -------------------------------------
   Total assets                 $  1,610,218 $  1,524,034 $1,414,208
                                =====================================

 LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------
Deposits                        $    725,486 $    679,921 $  662,754
Borrowed funds                       273,738      220,519    123,738
Mortgagors' escrow accounts            4,579        4,565      4,361
Income taxes payable                       -        1,489          -
Accrued expenses and other
 liabilities                          10,173       10,856      8,512
                                -------------------------------------
   Total liabilities               1,013,976      917,350    799,365
                                -------------------------------------

Stockholders' equity:
  Preferred stock, $0.01 par
   value; 50,000,000 shares
   authorized; none issued                 -            -          -
  Common stock, $0.01 par value;
   200,000,000 shares
   authorized; 60,409,532 shares,
   60,160,530 shares and
   58,953,804 shares
   issued, respectively                  604          602        589
  Additional paid-in capital         471,100      469,493    451,151
  Retained earnings, partially
   restricted                        157,174      169,417    182,584
  Accumulated other
   comprehensive income (A)            1,003        2,529      2,673
  Treasury stock, at cost -
   1,335,299 shares                  (17,017)     (17,017)   (17,017 )
  Unearned compensation -
   recognition and retention
   plans                             (12,406)     (13,960)      (588 )
  Unallocated common stock held
   by ESOP -773,290 shares,
     803,356 shares and 834,362
      shares, respectively            (4,216)      (4,380)    (4,549 )
                                -------------------------------------
     Total stockholders' equity      596,242      606,684    614,843
                                -------------------------------------
     Total liabilities and
      stockholders' equity      $  1,610,218 $  1,524,034 $1,414,208
                                ============= ============ ==========

(A) Represents net unrealized gains on securities available for sale, net of taxes.


               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   Consolidated Statements of Income
                   (In thousands except share data)


                            Three months ended       Six months ended
                                 June 30,                June 30,
                       -----------------------------------------------
                              2004        2003        2004       2003
                       -----------------------------------------------

Interest income:
  Loans                   $ 15,506    $ 13,918    $ 30,565    $27,186
  Debt securities            1,942         910       3,448      4,163
  Marketable equity
   securities                   69          96         148        208
  Restricted equity
   securities                   71          71         140        147
  Short-term
   investments                 305         350         603        928
                       -----------------------------------------------
   Total interest
    income                  17,893      15,345      34,904     32,632
                       -----------------------------------------------

Interest expense:
  Deposits                   2,832       3,224       5,529      6,666
  Borrowed funds             2,174       1,409       4,313      2,830
                       -----------------------------------------------
   Total interest
    expense                  5,006       4,633       9,842      9,496
                       -----------------------------------------------
Net interest income         12,887      10,712      25,062     23,136
Provision for loan
 losses                        711         360       1,041        735
                       -----------------------------------------------
   Net interest income
    after provision for
    loan losses             12,176      10,352      24,021     22,401
                       -----------------------------------------------

Non-interest income:
  Fees and charges             549         714       1,670      1,260
  Gains on securities, net     381         181         961        508
  Swap agreement market
   valuation credit             88          18         128         37
  Other income                 211         181         351        248
                       -----------------------------------------------
   Total non-interest
    income                   1,229       1,094       3,110      2,053
                       -----------------------------------------------

Non-interest expense:
  Compensation and
   employee benefits         2,537       2,396       5,072      4,749
  Recognition and
   retention plans             718          26       1,446         66
  Occupancy                    374         443         791        781
  Equipment and data
   processing                1,091         776       2,084      1,403
  Advertising and
   marketing                   189         188         376        375
  Dividend equivalent
   rights                        -           -         375          -
  Other                        636         751       1,242      1,339
                       -----------------------------------------------
   Total non-interest
    expense                  5,545       4,580      11,386      8,713
                       -----------------------------------------------

Income before income
 taxes                       7,860       6,866      15,745     15,741
                       -----------------------------------------------

Income tax expense:
  Provision for income
   taxes                     3,238       2,906       6,471      6,414
  Retroactive (credit)
   assessment related
   to REIT                       -      (2,727)          -      2,788
                       -----------------------------------------------
   Total income tax
    expense                  3,238         179       6,471      9,202
                       -----------------------------------------------

Net income                $  4,622    $  6,687    $  9,274    $ 6,539
                       ===============================================

Earnings per common
 share:
   Basic                  $   0.08    $   0.12    $   0.16    $  0.11
   Diluted                    0.08        0.12        0.16       0.11

Weighted average common
  shares outstanding
   during the period:
   Basic                57,247,354  56,599,521  57,156,108 57,031,545
   Diluted.             58,057,812  57,575,487  58,051,083 57,995,708



               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                        Average Yields / Costs
                            (In thousands)


                                         Three months ended June 30,
                                    ----------------------------------
                                                    2004
                                    ----------------------------------
                                                               Average
                                        Average                 yield/
                                        balance   Interest(1)    cost
                                    ----------------------------------
                                          (Dollars in thousands)
Assets
------
Interest-earning assets:
  Short-term investments             $     118,387  $   305      1.03%
  Debt securities (2) (4)                  273,969    1,951      2.85
  Equity securities (2)                     25,202      167      2.63
  Mortgage loans (3)                       817,699   12,032      5.89
  Money market loan participations             640        2      1.15
  Other commercial loans (3)                30,916      434      5.62
  Indirect automobile loans (3) (5)        303,983    2,993      3.95
  Other consumer loans (3)                   2,341       44      7.52
                                      ----------------------
   Total interest-earning assets (6)     1,573,137   17,928      4.55%
                                                   -------------------
Allowance for loan losses                  (16,501)
Non-interest earning assets                 29,442
                                    ---------------
   Total assets                      $   1,586,078
                                    ===============


Liabilities and Stockholders' Equity
------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                         $   62,666       22      0.14%
   Savings accounts                         74,713      319      1.71
   Money market savings accounts           282,121      842      1.20
   Certificate of deposit accounts (7)     261,911    1,649      2.53
                                        --------------------
     Total deposits                        681,411    2,832      1.67
  Borrowed funds                           259,327    2,174      3.32
                                        --------------------
     Total interest bearing liabilities    940,738    5,006      2.13%
                                                    ------------------
Non-interest-bearing demand
    checking accounts                       35,286
Other liabilities                           13,744
                                        -----------
     Total liabilities                     989,768
Stockholders' equity                       596,310
                                        -----------
     Total liabilities and
      stockholders' equity              $1,586,078
                                        ===========
Net interest income (tax equivalent
 basis)/interest rate spread                         12,922      2.42%
                                                             =========
Less adjustment of tax exempt income                     35
                                                   ---------
Net interest income                                 $12,887
                                                   =========
Net interest margin                                              3.29%
                                                             =========


                                         Three months ended June 30,
                                    ----------------------------------
                                                    2003
                                    ----------------------------------
                                                               Average
                                        Average                 yield/
                                        balance   Interest(1)    cost
                                    ----------------------------------
                                          (Dollars in thousands)
Assets
------
Interest-earning assets:
  Short-term investments             $     120,409  $   350      1.17%
  Debt securities (2) (4)                  365,122      914      1.00
  Equity securities (2)                     21,241      202      3.81
  Mortgage loans (3)                       815,533   12,873      6.31
  Money market loan participations           1,132        4      1.42
  Other commercial loans (3)                23,961      352      5.88
  Indirect automobile loans (3) (5)         56,441      632      4.49
  Other consumer loans (3)                   2,999       57      7.60
                                      ----------------------
   Total interest-earning assets (6)     1,406,838   15,384      4.38%
                                                   -------------------
Allowance for loan losses                  (15,594)
Non-interest earning assets                 28,596
                                    ---------------
   Total assets                      $   1,419,840
                                    ===============


Liabilities and Stockholders' Equity
------------------------------------
Interest-bearing liabilities:
  Deposits:
   NOW accounts                         $   60,962       26      0.17%
   Savings accounts                         20,777       38      0.73
   Money market savings accounts           294,448    1,214      1.65
   Certificate of deposit accounts (7)     257,248    1,946      3.03
                                        --------------------
     Total deposits                        633,435    3,224      2.04
  Borrowed funds                           123,804    1,409      4.50
                                        --------------------
     Total interest bearing liabilities    757,239    4,633      2.45%
                                                   ------------------
Non-interest-bearing demand
    checking accounts                       28,494
Other liabilities                           20,730
                                        -----------
     Total liabilities                     806,463
Stockholders' equity                       613,377
                                        -----------
     Total liabilities and
      stockholders' equity              $1,419,840
                                        ===========
Net interest income (tax equivalent
 basis)/interest rate spread                         10,751      1.93%
                                                             =========
Less adjustment of tax exempt income                     39
                                                   ---------
Net interest income                                 $10,712
                                                   =========
Net interest margin                                              3.06%
                                                             =========

(1) Tax exempt income on equity securities is included on a tax equivalent basis.
(2) Average balances include unrealized gains on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.
(3) Loans on non-accrual status are included in average balances.
(4) Included in interest income on debt securities in the 2004 period is $232 of income resulting from adjustment of the amortization of premiums on mortgage securities. Excluding this credit, the yield on debt securities in the 2004 period would have been 2.51%. Included in interest income in the 2003 period is $1,680 of accelerated amortization of premiums on mortgage securities. Excluding this charge, the yield on debt securities in the 2003 period would have been 2.84%.
(5) Included in interest income on indirect automobile loans in the 2004 period is $321 of accelerated amortization of deferred loan origination costs due to prepaid loan payoffs. Excluding this charge, the yield on the indirect automobile loan portfolio would have been 4.37% in the 2004 period.
(6) Excluding the adjustments on debt securities and indirect automobile loans noted above, the yield on interest-earning assets would have been 4.57% in the 2004 period and 4.85% in the 2003 period.
(7) Included in interest expense in the 2004 period is $33 reduction of expense due to a rate adjustment. Excluding this adjustment, the cost of certificates of deposit in the 2004 period would have been 2.58% and the cost of interest-bearing liabilities would have been 2.15%.


               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
               Selected Financial Ratios and Other Data


                                 Three months ended  Six months ended
                                       June 30,           June 30,
                                --------------------------------------
                                    2004      2003     2004      2003
                                --------------------------------------

Performance Ratios (annualized):
Return on average assets            1.17%     1.88%    1.18%     0.92%
Return on average stockholders'
 equity                             3.10%     4.36%    3.08%     2.10%
Return on average stockholders'
 equity,
excluding effect of unrealized
 gains on
securities available for sale,
 net of taxes                       3.11%     4.38%    3.10%     2.12%
Interest rate spread                2.42%     1.93%    2.35%     2.10%
Net interest margin                 3.29%     3.06%    3.24%     3.29%

Dividends paid per share during
 period                         $  0.085  $  0.085  $  0.37  $   0.17


                                         At          At          At
                                       June 30,  December 31, June 30,
                                        2004        2003        2003
                                      ---------   ---------  ---------
                                           (Dollars in thousands
                                           except per share data)
Capital Ratio:
Stockholders' equity to total assets      37.03%     39.81%     43.48%

Asset Quality:
Non-performing loans                   $    168   $     50   $     29
Non-performing assets                       322        133         29
Allowance for loan losses                16,962     16,195     15,811
Allowance for loan losses as a percent
 of total loans                            1.44%      1.51%      1.66%
Non-performing assets as a percent of
 total assets                              0.02%      0.01%         -

Per Share Data:
Book value per share                   $  10.09   $  10.31   $  10.67
Market value per share                 $  14.67   $  15.34   $  14.00


    CONTACT: Brookline Bancorp, Inc.
             Paul R. Bechet, 617-278-6405